Exhibit 99.1

HouseValues Third Quarter Revenue Increases 82 Percent

Company well-positioned for growth with its recent launch of HomePages, acquisition of

The Loan Page, and plans to open new contact center

KIRKLAND, Wash. – November 7, 2005 – HouseValues, Inc. (NASDAQ: SOLD) today announced results for the quarter ended September 30, 2005.

For the quarter, HouseValues reported revenue of $23.3 million, an increase of 82 percent from the comparable quarter last year. Third quarter 2005 net income was $4.3 million, compared to $1.6 million in net income for the third quarter of 2004. Third quarter 2005 earnings per diluted share were $0.16 compared to $0.07 per diluted share in the third quarter of 2004.

“We achieved record quarterly results while continuing to make significant strategic investments in the people, products, and technology to extend our market leadership position,” said Ian Morris, CEO of HouseValues. “We feel that we are well-positioned for growth, based upon continued strength in our lead generation businesses, the successful nationwide launch of HomePages.com, and the acquisition of The Loan Page.”

HomePages Expands Value Proposition for Consumers and Real Estate Professionals

HouseValues announced on October 11, 2005 the launch of HomePages™, the first national home buying and selling service to combine aerial maps, in-depth neighborhood information, and nationwide home listings in one integrated Web site. HomePages includes birds-eye views of neighborhoods with extensive data on homes for sale and recently sold home information as well as thousands of data points for each neighborhood and more than 1.8 million business listings and government services nationwide. For the first time, consumers can see their dream homes and neighborhoods using the most advanced and highest resolution aerial imagery available.

The launch of HomePages enables HouseValues to more directly compete with traditional print media by addressing more of the reasons real estate professionals have historically spent marketing funds. With HomePages, agents now have a visual and attractive online alternative for marketing their listings, building their brand, and expanding their local market presence.

“HomePages is the first site to combine dynamic aerial mapping with comprehensive home listings and other local information on a nationwide basis,” said Greg Sterling, program director with The Kelsey Group, a leading provider of strategic research and analysis. “It represents a next generation product that more fully realizes the potential of mapping and local search in a single consumer destination.”

HouseValues has six pending patents covering novel aspects of its mapping technology that are applicable to real estate and various other commercial industries.

The Loan Page Acquisition Positions HouseValues to Rapidly Expand its Mortgage Business

On November 3, 2005, HouseValues announced its acquisition of The Loan Page, Inc., a mortgage industry marketing and lead generation company based in San Francisco, Calif. The Loan Page provides consumers with competitive offers from up to four lenders. The company markets these consumer requests to enterprise-level customers, including some of the nation’s largest banking and lending institutions. The Loan Page’s mortgage lead generation platform is expected to allow HouseValues to expand its mortgage offerings and meet a broad variety of mortgage industry needs by offering a comprehensive menu of online products.

According to Borrell Associates, the mortgage industry spent more than $2 billion advertising online in 2004 – just 10 percent of the more than $21 billion spent annually on marketing overall. By 2009, Borrell expects online mortgage advertising will grow to $4.3 billion, more money than will be spent on direct mail, newspapers, or television.

As mortgage marketing dollars follow consumers and migrate from print, television, and other media to the Internet, HouseValues plans to leverage its:

•	Rapidly expanding mortgage broker customer base and small business sales focus as well as The Loan Pages’ enterprise-level customer base

•	Direct response media expertise and nationwide scale purchasing broadcast and online media

•	Growing network of real estate Web sites where consumers seeking mortgage information can be better served and monetized.

“We believe that HouseValues’ lead generation and small business sales expertise — together with The Loan Page’s robust technology and enterprise-level relationships — create a business combination that’s positioned to rapidly expand our mortgage business across the full spectrum of customers,” Morris said.

Expansion Contact Center Operation Will Enable Broader Market Penetration

HouseValues continues to expand its sales efforts to address the revenue opportunities of its leads-based businesses as well as its new and future products. On October 25, the company announced plans for a new expansion facility in Yakima, Wash. The new center will extend HouseValues’ highly successful culture by providing additional sales and service to small business real estate professionals in Yakima’s lower cost environment. HouseValues believes that the ability to acquire customers at a lower cost will enable market segmentation strategies that profitably monetize inventory in many under-penetrated markets already reached by the company’s consumer advertising.

Business Outlook

HouseValues expects 2005 revenue to be in the range of $87 million to $88 million, EBITDA to be in the range of $22 million to $23 million, and diluted EPS to be in the range of 49 to 51 cents.

This outlook incorporates significant fourth quarter investments. Specifically, the company expects a net negative EBITDA impact of $0.7 to $1.0 million resulting from operational and integration expenses associated with The Loan Page. In addition, the company is also incurring expenses associated with the launch and preselling of HomePages advertising packages and the initial staffing and training of employees in the Yakima facility.

In preliminary guidance for 2006, HouseValues expects full-year revenue in the range of $125 million to $140 million. The company will provide its business outlook for the first quarter of 2006 as well as full-year earnings per share guidance when it reports 2005 full-year revenue.

Conference Call

HouseValues will host a conference call and live webcast to discuss these financial results at 4:30 p.m. Eastern Time on Monday, November 7, 2005.

To listen to the live conference call, please dial 800-810-0924 within the U.S. and Canada, and 913-981-4900 internationally. A live webcast of the call will be available from the Investor Relations section of the company’s Web site at http://www.housevaluesinc.com and via replay beginning three hours after the completion of the call. An audio replay of the call also will also available to investors beginning at 7:30 p.m. ET on November 7, 2005, through 11:59 p.m. on November 8, 2005, by dialing 719-457-0820 and entering the passcode 9925460#.

Forward-Looking Statements

This release contains forward looking statements relating to the Company’s anticipated plans, products, services, and financial performance. The words “believe,” “expect,” “anticipate,” “intend” and similar expressions identify forward-looking statements, but their absence does not mean the statement is not forward looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in the forward looking statements. Factors that could affect the Company’s actual results include its ability to retain and increase its customer base, to respond to competitive threats, to manage costs, and to expand into new lines of business. Please refer to the company’s recent filings with the Securities and Exchange Commission on Forms 10-Q and 10-K for a more detailed description of these and other risks that could materially affect actual results. Given these risks and uncertainties, you should not place undue reliance on these forward looking statements. The forward looking statements are made as of today’s date and the Company assumes no obligation to update any such statements to reflect events or circumstances after the date hereof.

Non GAAP Measures

This press release includes a discussion of EBITDA, which is a non GAAP financial measure provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “EBITDA” refers to a financial measure that is defined as earnings before net interest, income taxes, depreciation and amortization. EBITDA is not a substitute for measures determined in accordance with GAAP, and may not be comparable to EBITDA as reported by other companies. We believe EBITDA to be relevant and useful information to our investors as this measure is an integral part of our internal management reporting and planning process and is the primary measure used by our management to evaluate the operating performance of our operations. The components of EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance, and we also use EBITDA for planning purposes and in presentations to our board of directors. See below for a reconciliation of net income, the most comparable GAAP measure, to EBITDA.

About HouseValues Inc.

Founded in 1999, HouseValues Inc. (Nasdaq: SOLD) provides consumers and real estate professionals with the information and tools they need for success throughout the home buying and selling process. The company’s flagship consumer products include HomePages.com™, a lifestyle and neighborhood-centric home buying and selling service; HouseValues.com®, a service that provides home sellers with market valuations of their current home; and JustListed.com™, a service that alerts home buyers as soon as new homes hit the market that meet their criteria. Learn more at www.housevaluesinc.com.

###

For Additional Information:

Investors Only:

Mark Lamb

Director of Investor Relations

HouseValues, Inc.

425-952-5801

markl@housevalues.com

Media Only:

Kristin Treat

Public Relations Manager

HouseValues, Inc.

425-952-6691

kristint@housevalues.com

SOLD: FINANCIAL

# FINANCIAL STATEMENTS FOLLOW #

HouseValues, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(unaudited)

	September 30, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$63,003	$57,562
Short-term investments	25,815	17,316
Accounts receivable, net of allowance of $193 and $95	293	84
Prepaid expenses and other assets	1,442	1,245
Deferred income taxes	929	222
Other current assets	84	1,605

Total current assets	91,566	78,034
Property and equipment, net of accumulated depreciation of $3,137 and $2,051	7,218	3,702
Goodwill	2,318	948
Intangible assets, net of accumulated amortization of $1,680 and $1,226	1,350	1,430
Other noncurrent assets	409	450

Total assets	$102,861	$84,564

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,610	$1,167
Accrued compensation and benefits	3,524	2,407
Accrued expenses and other current liabilities	5,216	3,706
Deferred rent, current portion	273	261
Deferred revenue	1,455	1,014
Income taxes payable	142	103

Total current liabilities	12,220	8,658
Deferred income taxes	254	—
Deferred rent, less current portion	1,401	1,306

Total liabilities	13,875	9,964
Shareholders’ equity:
Common stock, par value $0.001 per share, stated at amounts paid in; authorized 120,000,000 shares; issued and outstanding 25,658,512 and 24,935,000 shares at September 30, 2005 and December 31, 2004	70,627	68,631
Deferred stock-based compensation	(3,203)	(4,624)
Retained earnings	21,562	10,593

Total shareholders’ equity	88,986	74,600

Total liabilities and shareholders’ equity	$102,861	$84,564

HouseValues, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(unaudited)

	Quarters ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Revenues	$23,337	$12,805	$61,533	$33,278
Expenses:
Sales and marketing	11,499	6,103	30,397	15,455
Technology and product development	1,726	940	4,567	2,446
General and administrative	3,255	2,663	9,068	5,362
Depreciation and amortization of property and equipment	506	211	1,262	600
Amortization of intangible assets	151	257	454	638
Stock-based compensation	274	145	829	221

Total expenses	17,411	10,319	46,577	24,722

Income from operations	5,926	2,486	14,956	8,556
Interest income	491	43	1,295	84

Income before income tax expense	6,417	2,529	16,251	8,640
Income tax expense	2,086	885	5,282	3,033

Net income	$4,331	$1,644	$10,969	$5,607

Net income per share:
Basic	$0.17	$0.08	$0.43	$0.30

Diluted	$0.16	$0.07	$0.40	$0.26

HouseValues, Inc. NON-GAAP FINANCIAL MEASURE AND RECONCILIATION (In thousands, except per share data) (unaudited)

Net income	$4,331	$1,644	$10,969	$5,607
Less
Interest income	491	43	1,295	84
Add
Depreciation and amortization of property and equipment	506	211	1,262	600
Amortization of intangible assets	151	257	454	638
Stock-based compensation	274	145	829	221
Income tax expense	2,086	885	5,282	3,033

EBITDA	$6,857	$3,099	$17,501	$10,015

HouseValues, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Nine months ended September 30,
	2005	2004
Cash flows from operating activities:
Net income	$10,969	$5,607
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	1,262	600
Amortization of intangible assets	454	638
Stock-based compensation	829	221
Deferred income tax benefit	(412)	(206)
Tax benefit from exercises of stock options	1,736	—
Changes in certain assets and liabilities
Accounts receivable	(209)	(21)
Prepaid expenses and other assets	(129)	(293)
Prepaid income taxes	—	(246)
Other current assets	1,521	—
Accounts payable	(197)	(488)
Accrued compensation and benefits	1,117	860
Accrued expenses and other current liabilities	2,317	2,014
Deferred rent	107	—
Deferred revenue	441	379
Income taxes payable	39	(11)

Net cash provided by operating activities	19,845	9,054

Cash flows from investing activities:
Purchases of short-term investments	(12,799)	(14,840)
Sales of short-term investments	4,300	—
Change in restricted cash	—	250
Purchases of property and equipment	(4,984)	(590)
Purchases of goodwill and intangible assets	(1,155)	(623)

Net cash used in investing activities	(14,638)	(15,803)

Cash flows from financing activities:
Issuance costs related to the sale of common stock	(614)	(575)
Cash held for third party common stock transaction	—	750
Cash paid to third party for common stock transaction	—	(750)
Proceeds from exercises of stock options and warrants	848	847
Proceeds from repayment of shareholder note receivable	—	1

Net cash provided by financing activities	234	273

Net increase (decrease) in cash and cash equivalents	5,441	(6,476)
Cash and cash equivalents at beginning of period	57,562	7,181

Cash and cash equivalents at end of period	$63,003	$705